EXHIBIT 99.1

PennantPark Investment Corporation Announces 10.0% Increase of its Quarterly Distribution to $0.165 per share and Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2022

Miami, Florida — (GLOBE NEWSWIRE – November 16, 2022) — PennantPark Investment Corporation (NYSE: PNNT) announced today financial results for the fourth quarter and fiscal year ended September 30, 2022.

HIGHLIGHTS

Quarter ended September 30, 2022

($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)		$1,226.0
Net assets		$585.6
GAAP net asset value per share		$8.98
Quarterly decrease in GAAP net asset value per share		(6.9)%
Adjusted net asset value per share (2)		$8.98
Quarterly decrease in adjusted net asset value per share (2)		(6.2)%

Credit Facility		$376.7
2026 Notes		$146.8
2026-2 Notes		$161.4
SBA Debentures		$19.7
Regulatory Debt to Equity		1.18x
GAAP Net Debt to Equity (3)		1.11x
Weighted average yield on debt investments at quarter-end		10.8%

	Quarter Ended	Year Ended
	September 30, 2022	September 30, 2022

Operating Results:
Net investment income	$9.2	$43.9
Net investment income per share (GAAP)	$0.14	$0.66
Credit facility amendment costs per share	$0.04	$0.04
Core net investment income per share (4)	$0.18	$0.70
Distributions declared per share	$0.15	$0.56

Portfolio Activity:
Purchases of investments	$134.4	$933.8
Sales and repayments of investments	$175.6	$911.6

PSLF Portfolio data:
PSLF investment portfolio		$730.1
Purchases of investments	$152.6	$431.2
Sales and repayments of investments	$27.5	$100.5

1.
Includes investments in PennantPark Senior Loan Fund, LLC, or PSLF, an unconsolidated joint venture, totaling $139.1 million, at fair value.
2.
This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of zero unrealized loss on our multi-currency, senior secured revolving credit facility with Truist Bank, as amended, the “Credit Facility”. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
3.
This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact the Small Business Act, “SBA”, Debentures and net of $52.7 million of cash and equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
4.
Core net investment income is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding a one-time expense of $5.1 million associated with extension of our multi-currency senior secured revolving credit facility with Truist Bank and other lenders on July 29, 2022 and the associated incentive fee reduction of $2.5 million. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 12:00 P.M. EST ON NOVEMBER 17, 2022

PennantPark Investment Corporation (“we,” “our,” “us” or the “Company”) will also host a conference call at 12:00 p.m. (Eastern Time) on Thursday, November 17, 2022 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 254-3590 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #1722510 or PennantPark Investment Corporation. An archived replay will also be available through December 1, 2022 on a webcast link located on the Home page of the Investor section of PennantPark’s website.

INCREASE OF QUARTERLY DISTRIBUTION TO $0.165 PER SHARE

The Company declares a distribution of $0.165 per share, an increase of 10.0% from the most recent distribution. The distribution is payable on January 3, 2023 to stockholders of record as of December 19, 2022. The distribution is expected to be paid from taxable net investment income. The final specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased with the underlying credit performance of our debt portfolio and PNNT is well positioned as a leading provider of capital to the core middle market,” said Arthur Penn, Chairman and CEO. “Additionally, PNNT continues to target executing on its strategy to grow Net Investment Income through growing assets on balance sheet, growing the PSLF joint venture and rotating equity investments into yielding instruments. We are looking forward to investing in the late 2022 and 2023 vintage of new loans that should benefit from more conservative structures at higher yields.”

As of September 30, 2022, our portfolio totaled $1,226.3 million and consisted of $631.0 million of first lien secured debt, $129.9 million of second lien secured debt, $141.3 million of subordinated debt (including $88.0 million in PSLF) and $324.1 million of preferred and common equity (including $51.1 million in PSLF). Our interest bearing debt portfolio consisted of 96% variable-rate investments and 4% fixed-rate investments. As of September 30, 2022, we had one portfolio company on non-accrual, representing 1% and zero percent of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $71.0 million as of September 30, 2022. Our overall portfolio consisted of 123 companies with an average investment size of $10.1 million, had a weighted average yield on interest bearing debt investments of 10.8%.

As of September 30, 2021, our portfolio totaled $1,255.3 million and consisted of $552.5 million of first lien secured debt, $176.9 million of second lien secured debt, $121.2 million of subordinated debt (including $64.2 million in PSLF) and $404.7 million of preferred and common equity (including $41.2 million in PSLF). Our debt portfolio consisted of 92% variable-rate investments and 8% fixed-rate investments. As of September 30, 2021, we had no portfolio companies on non-accrual and the portfolio had net unrealized appreciation of $34.2 million. Our overall portfolio consisted of 97 companies with an average investment size of $12.9 million, had a weighted average yield on interest bearing debt investments of 9.0%.

For the three months ended September 30, 2022, we invested $134.4 million in five new and 27 existing portfolio companies with a weighted average yield on debt investments of 10.2%. Sales and repayments of investments for the same period totaled $175.6 million. This compares to the three months ended September 30, 2021, in which we invested $165.0 million in 16 new and 17 existing portfolio companies with a weighted average yield on debt investments of 7.5%. Sales and repayments of investments for the same period totaled $75.8 million.

For the year ended September 30, 2022, we invested $933.8 million of investments in 40 new and 122 existing portfolio companies with a weighted average yield on debt investments of 8.4%. Sales and repayments of investments for the same period totaled $911.6 million.

For the year ended September 30, 2021, we invested $441.4 million of investments in 30 new and 49 existing portfolio companies with a weighted average yield on debt investments of 8.1%. Sales and repayments of investments for the same period totaled $434.5 million.

PennantPark Senior Loan Fund, LLC

As of September 30, 2022, PSLF’s portfolio totaled $730.1 million, consisted of 80 companies with an average investment size of $9.1 million and had a weighted average yield on debt investments of 9.4%. For the year ended September 30, 2021, PSLF’s portfolio totaled $405.2 million, consisted of 47 companies with an average investment size of $8.6 million and had a weighted average yield on debt investments of 7.1%.

For the three months ended September 30, 2022, PSLF invested $152.6 million in 10 new and nine existing portfolio company with a weighted average yield on debt investments of 8.5%. Sales and repayments of investments for the same period totaled $27.5 million. This compares to the three months ended September 30, 2021, in which PSLF invested $31.6 million in six new and one existing portfolio company with a weighted average yield on debt investments of 7.0%. Sales and repayments of investments for the same period totaled $11.4 million.

For the year ended September 30, 2022, PSLF invested $431.2 million (of which $387.4 million was purchased from the Company) in 39 new and 28 existing portfolio companies with a weighted average yield on debt investments of 7.8%. PSLF’s sales and repayments of investments for the same period totaled $100.5 million.

For the year ended September 30, 2021, PSLF invested $149.4 million (of which $123.4 million was purchased from the Company) in 18 new and nine existing portfolio companies with a weighted average yield on debt investments of 7.3%. PSLF’s sales and repayments of investments for the same period totaled $104.9 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations during the three months and years ended September 30, 2022 and 2021.

Investment Income

Investment income for the three months ended September 30, 2022 and 2021 was $28.9 million and $23.1 million, respectively, and was attributable to $22.2 million and $13.1 million from first lien secured debt, $3.3 million and $4.4 million from second lien secured debt and $3.4 million and $5.6 million from subordinated debt and preferred and common equity, respectively.

Investment income for the years ended September 30, 2022 and 2021 was $105.0 million and $81.6 million, respectively, and was attributable to $74.4 million and $47.0 million from first lien secured debt, $17.0 million and $20.2 million from second lien secured debt and $13.6 million and $14.4 million from subordinated debt and preferred and common equity, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to an increase in LIBOR and SOFR base rates and an increase in the size of our interest bearing portfolio.

Expenses

Expenses for the three months ended September 30, 2022 and 2021 totaled $19.7 million and $11.9 million, respectively. Base management fee totaled $4.9 million and $4.6 million, incentive fee totaled zero and $0.6 million, debt related interest and other financing costs totaled $13.7 million (including one-time costs of $5.1 million associated with the Credit Facility amendment) and $5.7 million, general and administrative expenses totaled $1.0 million and $0.9 million and provision for taxes totaled $0.2 million and $0.2 million, respectively, for the same periods.

Expenses for the years ended September 30, 2022 and 2021 totaled $61.0 million and $45.1 million, respectively. Base management fee totaled $19.8 million and $17.3 million, incentive fee totaled $2.7 million and $0.6 million, debt related interest and other financing expenses totaled $33.8 (including one-time costs of $5.1 million associated with the Credit Facility amendment) and $22.5 million, general and administrative expenses totaled $3.9 million and $4.1 million and provision for taxes totaled $0.8 million and $0.6 million, respectively, for the same periods The increase in net expenses over the prior year was primarily due to an increase in debt related interest and other financing expenses and an increase in base management and incentive fees.

Net Investment Income

Net investment income totaled $9.2 million, or $0.14 per share, and $11.3 million, or $0.17 per share, for the three months ended September 30, 2022 and 2021, respectively.

Net investment income totaled $43.9 million, or $0.66 per share, and $36.5 million, or $0.54 per share, for the years ended September 30, 2022 and 2021, respectively. The increase in net investment income per share compared to the prior year was primarily due to an increase in investment income partially offset by an increase in expenses.

Net Realized Gains or Losses

Net realized gains (losses) on sales and repayments of investments totaled ($38.7) million and $5.6 million, respectively, for the three months ended September 30, 2022 and 2021.

Net realized gain (loss) on sales and repayments of investments totaled $34.8 million and $30.0 million, respectively for the years ended September 30, 2022 and 2021. The change in realized gains/losses was primarily due to changes in market conditions of our investments and the values at which they were realized, primarily due to including the realized appreciation of PT Network Intermediate Holdings, LLC in the second quarter of 2022, and the fluctuations in the market and in the economy..

Unrealized Appreciation or Depreciation on Investments and Credit Facilities

For the three months ended September 30, 2022 and 2021, we reported a net change in unrealized appreciation (depreciation) on investments of ($11.0) million and $7.6 million, respectively. For the years ended September 30, 2022 and 2021, we reported net change in unrealized appreciation (depreciation) on investments of ($110.0) million and $117.9 million, respectively. As of September 30, 2022 and 2021, our net unrealized appreciation (depreciation) on investments totaled ($75.7) million and $34.2 million, respectively. The net change in unrealized appreciation/depreciation on our investments for the year ended September 30, 2022 compared to the prior year was primarily due to changes in the capital market conditions as well as the financial performance of certain portfolio companies .

For the three months ended September 30, 2022 and 2021, our Credit Facilities had a net change in unrealized (depreciation) appreciation of $1.7 million and ($0.7) million, respectively. For the years ended September 30, 2022 and 2021, our Credit Facilities had a net change in unrealized appreciation (depreciation) of ($7.5) million and $17.8 million, respectively. As of September 30, 2022 and 2021, our net unrealized depreciation on our Credit Facilities totaled $9.2 million and $1.7 million, respectively. The net change in unrealized depreciation for the year ended September 30, 2022 compared to the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

Net change in net assets resulting from operations totaled ($30.2) million, or ($0.45) per share, and $25.1 million, or $0.37 per share, for the three months ended September 30, 2022 and 2021, respectively.

Net change in net assets resulting from operations totaled ($24.7) million, or ($0.37) per share, and $166.6 million, or $2.49 per share, for the years ended September 30, 2022 and 2021, respectively. The decrease in net assets from operations for the year ended September 30, 2022 compared to the prior year was primarily due to depreciation of the portfolio primarily driven by changes in market conditions.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of interest expense, fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.

The annualized weighted average cost of debt for the years ended September 30, 2022 and 2021, inclusive of the fee on the undrawn commitment and amendment costs on the Credit Facility, amortized upfront fees on SBA debentures and debt retirement and issuance costs, was 4.8% and 3.5%, respectively. As of September 30, 2022 and 2021, we had $114.1 million and $118.5 million of unused borrowing capacity under the Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of September 30, 2022 and 2021, we had $385.9 million and $316.5 million, respectively, in outstanding borrowings under the Credit Facility. The Credit Facility had a weighted average interest rate of 3.5% and 2.4%, respectively, exclusive of the fee on undrawn commitment, as of September 30, 2022 and 2021.

On July 29, 2022 the Company increased the size of the Credit Facility by $35.0 million from $465.0 million to $500.0 million. At the same time the Company extended maturity date of the Credit Facility to July 29, 2027.

As of September 30, 2022 and 2021, we had cash and cash equivalents of $52.7 million and $20.4 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to tallow us to operate our business.

Our operating activities used cash of $19.0 million for the year ended September 30, 2022, and our financing activities provided cash of $52.0 million for the same period. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily from the issuance of our 2026-2 Notes and net repayments under our Credit Facility and the repayment of the SBA debentures.

Our operating activities provided cash of $7.9 million for the year ended September 30, 2021, and our financing activities used cash of $(13.4) million for the same period. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily for net borrowings under our Credit Facility and the repayment of the SBA debentures.

STOCK REPURCHASE PROGRAM

On February 9, 2022, we announced a share repurchase program which allows us to repurchase up to $25 million of our outstanding common stock in the open market at prices below our net asset value as reported in our then most recently published consolidated financial statements. The shares may be purchased from time to time at prevailing market prices, through open market transactions, including block transactions. Unless extended by our board of directors, the program, which may be implemented at the discretion of management, will expire on the earlier of March 31, 2023 and the repurchase of $25 million of common stock. During the three months and year ended September 30, 2022, we repurchased 189,442 and 1,820,605, respectively, shares of common stock in open market transactions for an aggregate cost (including transaction costs) of $1.2 million and $13.2 million, respectively.

DISTRIBUTIONS

During the years ended September 30, 2022 and 2021, we declared distributions of $0.555 and $0.480 per share, for total distributions of $36.6 million and $32.2 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the Securities and Exchange Commission, or the SEC.

AVAILABLE INFORMATION

The Company makes available on its website its annual report on Form 10-K filed with the SEC and stockholders may find the report on our website at www.pennantpark.com.

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(In thousands, except share data)

	September 30, 2022	September 30, 2021
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$882,513 and $729,811, respectively)	$932,155	$820,500
Non-controlled, affiliated investments (cost—$ 37,612 and $78,723, respectively)	34,760	50,161
Controlled, affiliated investments (cost—$381,904 and $412,586, respectively)	259,386	384,629
Total of investments (cost—$1,302,029 and $1,221,121, respectively)	1,226,301	1,255,290
Cash and cash equivalents (cost—$52,844 and $20,383, respectively)	52,666	20,357
Interest receivable	3,593	4,958
Receivable for investments sold	29,494	12,793
Distribution receivable	2,420	1,694
Prepaid expenses and other assets	4,036	—
Total assets	1,318,510	1,295,092
Liabilities
Distributions payable	9,784	8,045
Payable for investments purchased	—	8,407
Truist Credit Facility payable, at fair value (cost—$385,920 and $316,545, respectively)	376,687	314,813
2024 Notes payable, net (par— zero and $86,250, respectively)	—	84,503
2026 Notes payable, net (par—$150,000)	146,767	145,865
2026-2 Notes payable, net (par—$165,000 and zero, respectively)	161,373	—
SBA debentures payable, net (par—$20,000 and $63,500, respectively)	19,686	62,159
Base management fee payable	4,849	4,580
Incentive fee payable	—	575
Interest payable on debt	6,264	4,943
Accrued other expenses	6,639	1,058
Deferred tax liability	896	—
Total liabilities	732,945	634,948
Commitments and contingencies
Net assets
Common stock, 65,224,500 and 67,045,105 shares issued and outstanding, respectively Par value $0.001 per share and 100,000,000 shares authorized	65	67
Paid-in capital in excess of par value	748,169	786,993
Accumulated deficit	(162,669)	(126,916)
Total net assets	$585,565	$660,144
Total liabilities and net assets	$1,318,510	$1,295,092
Net asset value per share	$8.98	$9.85

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Investment income:
From non-controlled, non-affiliated investments:
Interest	$21,022	$10,944	$66,995	$46,018
Payment-in-kind	434	3,001	4,505	8,567
Other income	411	3,157	8,461	4,137
From non-controlled, affiliated investments:
Payment-in-kind	1,361	—	1,361	457
From controlled, affiliated investments:
Interest	3,283	3,092	10,586	9,825
Payment-in-kind	—	1,241	3,983	6,223
Dividend income	2,420	1,694	9,075	6,361
Total investment income	28,931	23,129	104,966	81,588
Expenses:
Base management fee	4,850	4,580	19,827	17,335
Performance-based incentive fee	—	575	2,657	575
Interest and expenses on debt	8,638	5,671	28,760	22,507
Administrative services expenses	250	381	1,000	1,771
Other general and administrative expenses	723	519	2,892	2,324
Expenses before provision for taxes	14,461	11,726	55,136	44,512
Provision for taxes on net investment income	200	150	800	600
Credit facility amendment and debt issuance costs	5,087	—	5,087	—
Net expenses	19,748	11,876	61,023	45,112
Net investment income	9,183	11,253	43,943	36,476
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	(38,585)	5,592	(31,382)	49,729
Non-controlled and controlled, affiliated investments	—	—	75,243	(19,708)
Debt extinguishment	(121)	—	(2,922)	—
Provision for taxes on realized gain on investments	—	—	(6,183)	—
Net realized gain (loss) on investments and debt	(38,706)	5,592	34,756	30,021
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	10,485	4,360	(182,863)	50,130
Non-controlled and controlled, affiliated investments	(21,438)	3,227	72,819	67,808
Provision for taxes on unrealized appreciation on investments	7,231	—	(896)	—
Debt (appreciation) depreciation	(1,682)	676	7,501	(17,818)
Net change in unrealized appreciation (depreciation) on investments and debt	(5,404)	8,263	(103,439)	100,120
Net realized and unrealized gain (loss) from investments and debt	(44,110)	13,855	(68,683)	130,141
Net increase (decrease) in net assets resulting from operations	(34,927)	25,108	$(24,740)	166,617
Net increase (decrease) in net assets resulting from operations per common share	$(0.52)	$0.37	$(0.37)	$2.49
Net investment income per common share	$0.14	$0.17	$0.66	$0.54

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which invests primarily in U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing $6.4 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Investment Corporation files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties.

Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. PennantPark Investment Corporation undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

Contact:	Richard T. Allorto, Jr.
PennantPark Investment Corporation
(212) 905-1000
www.pennantpark.com